Exhibit 4.1

Form Of 7.50% Subordinated Debenture

UNLESS THIS DEBENTURE IS PRESENTED BY THE HOLDER (AS DEFINED HEREIN) OR A REPRESENTATIVE THEREOF TO THE COMPANY FOR REGISTRATION, TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEBENTURE ISSUED UPON REGISTRATION OR TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS DEBENTURE IS REGISTERED IN THE NAME OF THE HOLDER, OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE HOLDER (AND ANY PAYMENT HEREON IS MADE TO THE HOLDER OR SUCH OTHER PERSON OR ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE HOLDER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY AND IS NOT SECURED.

FIRST BUSINESS FINANCIAL SERVICES, INC.

Number	[Principal Amount]	September 13, 2024

7.50% Subordinated Debenture, Due September 13, 2034

For Value Received, the undersigned, First Business Financial Services, Inc., a Wisconsin corporation (the “Company”), hereby promises to pay to the order of [                  , [type of entity]] [or] [            [Name]                   ], an individual with an address of                [Address]             , or such individual’s registered assigns,] or any holder hereof from time to time (the “Holder”), at such place as may be designated in writing by the Holder, the principal sum of [ ] DOLLARS ($[ ]) on September 13, 2034 (the “Maturity Date”), and to pay interest thereon from the date hereof (the “Original Issuance Date”) or from the most recent interest payment date to which interest on this Debenture (or any predecessor Debenture) has been paid or duly provided for, quarterly in arrears on March 15, June 15, September 15, and December 15 of each year (each, an “Interest Payment Date”) from and after the date hereof, beginning on December 15, 2024, and at maturity, until the principal hereof is paid or made available for payment.

1.	This Subordinated Debenture (this “Debenture”) is one of a duly authorized series of subordinated debentures of the Company (collectively, the “Debentures”), all issued or to be issued under and pursuant to a Subordinated Debenture Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, herein referred to as the “Purchase Agreement”) between the Company and each of the holders of the Debentures. Reference is hereby made to the Purchase Agreement for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holders of the Debentures. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Purchase Agreement. The Company is issuing the Debentures as part of a private placement to investors who qualify as an “accredited investor,” as such term is defined under Rule 501(a) of Regulation D promulgated pursuant to the Securities Act.

2.	This Debenture bears interest at a rate of 7.50% per annum. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid via electronic funds transfer denominated in U.S. dollars to the designated account of the person in whose name this Debenture (or any predecessor Debenture) is registered at the close of business on the regular record date (the “Regular Record Date”) for such interest, which shall be the day of the Interest Payment Date (whether or not a Business Day, as defined below); provided, however, that interest payable at maturity on this Debenture shall be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Debenture (or any predecessor Debenture) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Company, notice of which shall be given to the holders of Debentures not less than ten (10) calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner.

3.	In case any provision in this Debenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.	The Company will not appoint a trustee with respect to this Debenture. Accordingly, the Holder will be responsible for enforcing the Holder’s rights under the Purchase Agreement and this Debenture. Any payments made pursuant to this Debenture will be made directly by the Company, or by one of the Banks on behalf of the Company, to the Holder.

5.	The rights of the Holder to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate in right of payment to the claims of: (i) creditors of the Company holding senior indebtedness, which shall include, at a minimum, the following: (A) all borrowed and purchased money (except such borrowed or purchased money that by its terms or the terms of this Debenture expressly ranks pari passu with, or junior to, this Debenture); (B) similar obligations arising from off-balance sheet guaranties and direct credit substitutes; and (C) obligations associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements; and (ii) general creditors (collectively, “Senior Claims”). Upon dissolution or liquidation of the Company, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Debenture until all Senior Claims shall have been paid in full. The Debentures rank equally among themselves and equally with all of the Company’s other present or future unsecured subordinated debt, except any of its unsecured subordinated debt which may be expressly stated to be subordinated to the Debentures.

6.	This Debenture is not subject to any sinking fund.

7.	The Company shall not be required to pay any additional amounts on this Debenture to compensate any Holder or beneficial owner for any United States tax withheld from payments of principal or interest on this Debenture.

8.	Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

9.	If an Interest Payment Date is not a Business Day, the Company shall pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, shall be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date. For purposes of this Debenture, the term “Business Day” means a day other than a Saturday, a Sunday or any other day on which banking institutions in Madison, Wisconsin, are authorized or required by law or executive order to remain closed.

10.	The principal and interest on this Debenture shall be payable on the Maturity Date via electronic funds transfer of immediately available funds upon presentation and surrender of this Debenture at the headquarters of the Company located in Madison, Wisconsin, or at such other place or places as the Company may designate from time to time, subject to the terms and conditions which the Company may impose on the presentation and surrender of the Debenture in accordance with its normal procedures.

11.	No recourse shall be had for the payment of principal or interest on this Debenture, for any claim based thereon, or otherwise in respect thereof, against any past, present or future shareholder, employee, agent, officer or director of the Company or of any successor corporation.

12.	An event of default (“Event of Default”) in respect of this Debenture shall occur only if: (i) (A) the Company applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, as amended or recodified (the “Bankruptcy Code”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for the Company under the Bankruptcy Code, and is not discharged within 30 days, (B) any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against the Company under the Bankruptcy Code, and, if instituted against the Company, is consented to or acquiesced in by the Company or remains for 30 days undismissed, or (C) the Company is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Bankruptcy Code; or (ii) the Bank applies for, consents to or acquiesces in the appointment of a receiver for itself or, in the absence of such application, consent or acquiescence, a receiver is appointed for the Bank and is not discharged within 30 days. Upon an Event of Default, the Company shall promptly mail notice of the occurrence of such Event of Default to the Holder of this Debenture. The Holder may, however, waive any Event of Default and its consequences.

13.	If any Event of Default has occurred and is continuing, subject to the receipt of any necessary regulatory approval, and unless the principal of the Debenture has already become due and payable, the Holder may declare the principal hereof, together with any unpaid accrued interest thereon, to be due and payable immediately upon written notice of the Event of Default to the Company. There shall be no right of acceleration in the case of a default in the payment of principal or interest hereon or the performance of any of the Company’s other obligations hereunder or under the Purchase Agreement.

14.	If the Company fails to make payment of principal or interest hereon (and, in the case of payment of interest, continues such failure to pay for 30 days), the Company shall, upon demand of the Holder, pay to the Holder of this Debenture the whole amount then due and payable on this Debenture, with interest on the overdue amount at the rate borne by this Debenture. This demand is not an acceleration of this Debenture. If the Company fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the overdue amount.

15.	At any time after the fifth anniversary of the Original Issuance Date, and subject to any necessary regulatory approval, the Company shall have the right, at its option, to redeem this Debenture, in whole or in part, without penalty, by the payment of 100% of the outstanding principal plus accrued but unpaid interest thereon to, but excluding, the redemption date. In addition, the Company may redeem this Debenture at any time upon the occurrence of: (i) a Tier 2 capital event, which for purposes hereof means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that this Debenture does not constitute, or within 90 days of the date of such legal opinion will not constitute, Tier 2 capital; (ii) a tax event, which for purposes hereof means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by the Company on this Debenture is not, or, within 90 days of the date of such legal opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) an investment company event, which for purposes hereof means the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended. Any partial redemption of the Debentures shall be pro rata among all Holders of the Debentures. If the Company redeems less than all of the Debentures at any time, the Company will select the Debentures to be redeemed in principal amounts of $10,000 and any integral multiples of $10,000 in excess thereof. Notices of redemption will be mailed by first class mail, postage prepaid, at least 10, but not more than 60, days before the redemption date to each Holder of Debentures at such Holder’s registered address. On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption. This Debenture is not subject to redemption at the option of Holder.

16.	The Debentures will be issued in integral multiples of $10,000, but the minimum investment by any Holder is $500,000 and the maximum investment by any Holder is $1 million, or such other amounts as the Company may, in its sole discretion, permit.

17.	All notices, demands and communications of every nature provided for herein shall be in writing and if to the Company, delivered or mailed by registered or certified mail, postage prepaid, addressed to First Business Financial Services, Inc., 401 Charmany Drive, Madison, WI 53719, Attention: Brian D. Spielmann, Chief Financial Officer, and if to the Holder, delivered or mailed by first-class mail, postage prepaid, addressed to the Holder at the Holder’s mailing address, or by email, to the mailing address or email, as applicable, as reflected in the Company’s records. Notice to the Holder shall be deemed given when sent in accordance with the immediately preceding sentence, and notice to the Company shall be deemed given when actually received by the Company. If any holder of this Debenture is a depository institution, such holder expressly waives any right of offset it may have against the Company.

18.	This Debenture shall be construed in accordance with and governed in all respects by the laws and decisions of the State of Wisconsin, without regard to conflicts of law, except as the same may be superseded by the laws of the United States of America. If any provision of this Debenture is unenforceable to any extent, the remainder of this Debenture, or application of that provision to any persons or circumstances other than those to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by law.

19.	Modification, amendment or supplement of certain provisions of the Debentures may be effected by the Company, upon authorization of the Company’s board of directors, without the consent of the Holder of this Debenture affected thereby to: (i) evidence succession of another entity to the Company and the assumption by any such successor of the Company’s obligations under this Debenture and the Purchase Agreement; or (ii) add further or supplement covenants, restrictions or conditions for the protection of the Holder. No other modification, waiver, estoppel, amendment, discharge or change to this Debenture will be valid unless it is in writing and signed by both the Company and the Holder. Under no circumstances may the Company enter into an agreement with the Holder for the purpose of changing the date of maturity or the terms of subordination of this Debenture without prior regulatory consent.

20.	This Debenture may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its authorized officer the day and year first above written.

First Business Financial Services, Inc.

By:
Name:
Title: